Exhibit 99.1
SECOND AMENDMENT TO

CLEVELAND BIOLABS, INC.

EQUITY INCENTIVE PLAN

(as amended and restated effective April 29, 2008)

1.	Section 1 (Establishment and Purpose) of the Cleveland BioLabs, Inc. Equity Incentive Plan (the “Plan”) is hereby deleted in its entirety and replaced with the following:

The Cleveland BioLabs, Inc. Equity Incentive Plan (the “Plan”) was established under the name Cleveland BioLabs, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) by Cleveland BioLabs, Inc., a Delaware corporation (the “Company”). The Plan was amended, restated and renamed upon its approval by the Company’s stockholders effective April 29, 2008, and amended by the First Amendment to the Plan upon its approval by the Company’s stockholders effective June 8, 2010. The Plan is hereby further amended, as set forth herein, effective June 13, 2012, subject to the approval of the Company’s stockholders of that certain Second Amendment (the “Second Amendment”) to the Plan. The purpose of the Plan is to attract and retain persons eligible to participate in the Plan; motivate Participants to achieve long-term Company goals; and further align Participants’ interests with those of the Company’s other stockholders. No Awards that are settled in Stock shall be granted hereunder prior to the approval of the Plan by the Company’s stockholders. Unless the Plan is discontinued earlier by the Board as provided herein, no Award shall be granted hereunder on or after the date 10 years after the Effective Date. The Plan shall terminate on April 29, 2018, or such earlier time as the Board may determine.

2.	The first paragraph of Section 3 (Stock Subject to Plan) of the Plan is hereby deleted in its entirety and replaced with the following:

Subject to adjustment as provided in this Section 3, the number of shares of Stock reserved for delivery under the Plan shall be the sum of (a) three million (3,000,000) shares, plus (b) the number of remaining shares under the 2006 Plan and the Plan, as amended, (i.e., not subject to outstanding Awards and not delivered out of shares reserved thereunder) as of the date of stockholder approval of that certain Second Amendment to the Plan, as amended, plus (c) the number of shares that become available under the 2006 Plan or the Plan, as amended, after the date of stockholder approval of the Second Amendment pursuant to forfeiture, termination, lapse or satisfaction of an Award in cash or property other than shares, application as payment for an Award, or, except with respect to Restricted Stock, to satisfy withholding, plus (d) any shares required to satisfy Substitute Awards.

3.	The foregoing amendment was duly adopted and approved in accordance with Section 9(a) of the Plan.